Exhibit 10.1

RETENTION COMPENSATION AND AMENDMENT TO EMPLOYMENT AGREEMENT

This Retention Compensation and Amendment to Employment Agreement (the “Agreement”) is dated January 28, 2022 and is by and between Allena Pharmaceuticals, Inc. (the “Company”) and Louis Brenner, M.D. (the “Executive”) (together, the “Parties”).

WHEREAS, the Company is in the process of pursuing various strategic alternatives, including without limitation a merger or restructuring (the “Transition”);

WHEREAS, in the Executive’s position, Executive has obtained significant knowledge and expertise about the Company and its business operations;

WHEREAS, in order to complete any strategic alternatives as part of the Transition, the Company desires to continue to retain the services of Executive and the benefits of Executive’s experience and knowledge;

WHEREAS, the Company recognizes the effort and commitment required of Executive to complete any transactions as part of the Transition and wants to create an incentive for Executive to continue to be employed by the Company during the Transition;

WHEREAS, in light of the anticipated Transition and the Company’s current business needs, the Executive agrees to amend certain terms of Executive’s employment under the Executive’s Amended and Restated Employment Agreement with the Company dated January 4, 2019 (the “Employment Agreement”) as provided in this Agreement;

WHEREAS, the Executive desires to continue to perform services for the Company in accordance with the terms set forth below;

WHEREAS to avoid doubt, except as expressly amended herein, the Employment Agreement and the “Restrictive Covenant Obligations” (as defined in the Employment Agreement) shall remain in full effect.

NOW, THEREFORE, in return for good and valuable consideration, the sufficiency of which is hereby acknowledged and agreed, the Parties hereby agree as follows:

1.	Retention Compensation.

a.	The Company will pay the Executive a lump sum retention payment (the “Retention Payment”) equal to $376,600 in February, 2022.

b.

The Company will increase the Executive’s current Base Salary (as defined in the Employment Agreement) by 6.5% (the “Salary Increase”). The Salary Increase shall be retroactive and effective as of January 1, 2022.

c.

The Company will promptly grant the Executive 655,000 restricted stock units under the Company’s equity plan (the “Retention Grant,” and together with the Retention Payment and Salary Increase, the “Retention Compensation”). The

Retention Grant shall vest ratably in equal installments on July 15th and January 15th of each year over the three year period immediately following the grant date, provided that the Executive maintains a continuous service relationship with the Company through each applicable vesting date. The Retention Grant shall vest in full upon the consummation of a Change in Control (as defined in the Employment Agreement), subject to the Executive maintaining a continuous service relationship with the Company at such time. The Retention Grant shall be subject in all respects to the RSU Agreement and equity incentive plan provided by the Company.

2.	Employment Condition; Consulting Services.

a.

The Executive agrees to (i) remain employed by the Company through September 30, 2022, unless earlier terminated by the Company (September 30, 2022, or any such earlier date if the Executive’s employment is earlier terminated by the Company, the “Employment Retention Date”); and (ii) if requested by the Company on or before the Employment Retention Date, to provide three (3) months of consulting services to the Company, for no more than 20 hours per month (unless otherwise mutually agreed) (such limitation on hours, the “Hours Cap”), and ending no later than December 31, 2022 (the “Consulting Services,” and the period during which the Executive performs Consulting Services, the “Consulting Period”). During the Consulting Period, the Company shall pay the Executive a cash hourly rate for each hour worked up to the Hours Cap, with such hourly rate derived by dividing the Executive’s final base salary rate by 2,080.

b.

The Consulting Services, if any, shall consist of such transition and advisory services as the Company requests. The Executive agrees that the Executive’s Restrictive Covenant Obligations shall be extended throughout any Consulting Period, such that, for example, any post-employment noncompetition and nonsolicitation periods contained in the Restrictive Covenant Obligations shall not begin to run until the day following the last day of the Consulting Period. To avoid doubt, the Executive acknowledges and agrees that any Company confidential information to which the Executive gains access during the Consulting Period shall be subject to the confidentiality obligations contained in the Restrictive Covenant Obligations and that the Executive shall not use or disclose such information except during the Executive’s service relationship with the Company and in direct furtherance of Executive’s duties to the Company.

3.	Retention Period. The period of Executive’s employment with the Company through the Employment Retention Date and any Consulting Period is the “Retention Period.”

4.	Repayment Upon Certain Terminations.

a.

If the Executive resigns employment, fails to provide the Consulting Services as requested by the Company, or is terminated by the Company for “Cause” (as defined in the Employment Agreement), in each case on or before June 30, 2022, the Executive shall repay the Retention Payment in full to the Company by no later than July 15, 2022.

b.

If the Executive resigns employment or the Executive’s consulting relationship with the Company for any reason, fails to provide the Consulting Services through, at the latest, December 31, 2022 as requested by the Company, or is terminated by the Company for Cause, in each case between July 1, 2022 and the end of the Retention Period, the Executive shall repay 50% of the Retention Payment to the Company by no later than fifteen days following the last day of the Executive’s service relationship with the Company.

5.	Amendment to Employment Agreement; Waiver and Release.

a.

Sections 4(b)(i) and 5(a)(i) of the Employment Agreement are hereby deleted and of no further effect, except to the extent such Sections are expressly amended by and incorporated into Section 6 of this Agreement.

b.

In consideration of the Retention Compensation and the Executive’s continued at-will employment with the Company, the Executive, on behalf of the Executive and the Executive’s heirs, administrators, representatives, successors and assigns (together the “Releasors”), voluntarily releases and forever discharges the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former employees, officers, directors, shareholders, interest holders, managers, advisors, members, partners, investors, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when the Executive signs this Agreement, the Executive or any other Releasor has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees, including without limitation Claims relating to (i) Executive’s employment or other service relationship with the Company; (ii) Executive’s right to receive or be eligible for severance compensation and severance benefits under Section 4(b) or 5 of the Employment Agreement or any other Company severance plan or severance policy; (iii) Claims for retention compensation, cash bonus compensation, commission compensation and/or other cash incentive compensation of any kind from the Company; and (iv) Claims for all other wages, bonuses, and commissions and other compensation and benefits, whether under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise, in each case except for Excluded Claims (as defined below).

c.

To avoid doubt, nothing in this Section affects or waives: (i) the Executive’s rights and obligations under the Company’s applicable equity plan and any written and fully-signed equity or RSU agreement in the form provided by the Company (the “Equity Documents”), which Equity Documents remain in full effect; (ii) the Executive’s rights to accrued but unused vacation and accrued but unpaid salary from the payroll period during which this Agreement becomes effective; (iii) the Executive’s rights to indemnification and Directors’ and Officers’ liability insurance from the Company, as set forth in the applicable written agreements, Company bylaws and/or Company insurance policies, as applicable; (iv) the Executive’s rights to accrued and vested benefits under any 401(k) or other ERISA benefit plan; or (v) the Executive’s rights under the Employment Agreement, except as such Employment Agreement is expressly superseded by this Agreement (and the Executive acknowledges and agrees that the Executive’s rights under Sections 4(b) and 5 of the Employment Agreement are expressly superseded by this Agreement, and the Executive’s rights under those Sections are hereby waived, except to the extent such Sections are expressly incorporated into Section 6 of this Agreement) (collectively, “Excluded Claims”).

6.	Potential Severance Payments Notwithstanding Amendment, Waiver and Release. Notwithstanding the preceding Section (“Amendment to Employment Agreement; Waiver and Release”):

a.

Payments Upon Qualifying Termination. If the Company terminates the Executive’s employment without Cause, or if the Executive terminates employment for Good Reason (as defined in the Employment Agreement), the Company shall pay the Executive two-thirds of the Executive’s “Severance Amount” (as defined in the Employment Agreement) reduced by the amount of the Retention Payment, in equal installments over the eight (8) months following the Date of Termination, subject to (I) the requirement that the Executive sign, return and not revoke the “Release,” as defined and described in the first paragraph of Section 4(b) of the Employment Agreement; and (II) the payment conditions contained in subparagraph 4(b)(iii) of the Employment Agreement.

b.

Severance Upon Qualifying Termination Within the 12 Months Following a Non-Insolvency Change in Control. If the Company terminates the Executive’s employment without Cause, or if the Executive terminates employment for Good Reason, in either case within the 12 month-period immediately following the occurrence of the first event constituting a Change in Control other than a Change in Control that occurs following the commencement, or as a result, of any Insolvency Proceeding, the Company shall pay the Executive the Executive’s severance benefits as provided in Section 5 of the Employment Agreement, subject to the Employment Agreement’s terms and conditions, but reduced by the amount of the Retention Payment. For purposes of this Agreement, “Insolvency Proceeding” means (a) a voluntary or involuntary case or proceeding under the United States Bankruptcy Code or similar bankruptcy law with respect to the Company; (b) any other voluntary or involuntary insolvency, reorganization, arrangement or bankruptcy case or proceeding, or any receivership, liquidation, or other similar case or proceeding with respect to the Company or any of its property; (c) a liquidation, dissolution, reorganization, or winding up of the Company, whether voluntary or involuntary and regardless of whether involving insolvency or bankruptcy; or (d) an assignment for the benefit of creditors or other marshaling of assets and liabilities of the Company.

7.	Preservation of At-Will Employment. Nothing in this letter changes the at-will nature of Executive’s employment with the Company.

8.

Knowing and Voluntary. The Executive acknowledges and agrees that the Executive has read this Agreement carefully; that this Agreement affects important legal rights of the Executive; that the Executive has had the opportunity to review this Agreement with legal counsel of the Executive’s choosing; and that the Executive is knowingly and voluntarily entering into this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction or contra preferendum shall be applied against either Party.

9.

Integration; Absence of Reliance; Preserved Rights and Obligations. This Agreement constitutes the entire agreement between the Executive and the Company (including all affiliates of the Company) regarding the subject matter of this Agreement, and supersedes any prior or contemporaneous communications, understandings, representations, agreements, plans or policies of any kind regarding the subject matter of this Agreement. In entering into this Agreement, Executive agrees that Executive is not relying on any promises or representations of the Company (including any Company employee, officer, director, or other agent) regarding the subject matter of this Agreement except as are expressly set forth herein. This Agreement’s WHEREAS clauses are incorporated herein as operative provisions of this Agreement. To avoid doubt, this Agreement does not affect the Restrictive Covenant Obligations, the Equity Documents, or those provisions of the Employment Agreement not specifically amended by this Agreement. The Executive specifically agrees that the Company shall, in addition to its rights and remedies hereunder, and to the fullest extent permitted by applicable law, have the right to: (i) offset any amounts the Executive owes the Company under this Agreement against any compensation or benefits the Company owes the Executive; and (ii) deduct any amounts the Executive owes the Company under this Agreement from the Executive’s wages.

10.

Governing Law; Jurisdiction; Amendment and Waiver; Headings. This letter shall be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. Executive and the Company submit to the personal jurisdiction and venue of the federal and state courts located in Massachusetts in connection with any dispute relating to this Agreement or the subject matter of this Agreement, and hereby waive any right to a jury with respect to any such dispute. This letter may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by Executive and the Chairperson of the Company’s Board. Any Section and subsection headings are for descriptive, non-operative purposes only, and to the extent such headings conflict with this Agreement’s non-heading text, the non-heading text shall control.

11.

Assignment. The Company may assign its rights and obligations under this Agreement without the Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. The Executive may not assign this Agreement.

12.

409A; Taxes. It is intended that the benefits provided under this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code (“Section 409A”) or qualify for an exemption to Section 409A, and this Agreement shall be construed and interpreted in accordance with such intent. Any payments that qualify for the “short term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. Each payment provided under this Agreement shall be treated as a separate payment for Section 409A purposes. Neither the Company (or its affiliates) or any employee, officer or director of the Company (or its affiliates) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of this Agreement. All compensation described in this Agreement shall be subject to applicable taxes and lawful withholdings.

13.

Not Good Reason. The Executive agrees that neither this Agreement or the changes to Executive’s employment contained herein constitute “Good Reason” as defined in the Employment Agreement and the Executive hereby waives any right to claim Good Reason as a result of this Agreement.

14.

Deadline for Return. To accept this Agreement, Executive must return a signed original or a signed PDF copy (DocuSign is acceptable) of this Agreement so that it is received by the Company no later than 7 days after the date of this Agreement.

Accepted and Agreed:.

ALLENA PHARMACEUTICALS, INC.

/s/ Gino Santini	1/27/22
Gino Santini	DATE
Lead Independent Director

EXECUTIVE

/s/ Louis Brenner	1/26/22
Louis Brenner, M.D.	DATE